                                                                    EXHIBIT 12.1

                           BURLINGTON RESOURCES INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                            YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------
                                               1995         1994       1993       1992       1991
                                             ---------    --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)
Earnings
  Income (Loss)
     Before Income Taxes..................   $(576,747)   $ 90,269   $307,438   $218,039   $103,118
  Add
     Interest and fixed charges...........     108,865      90,291     72,799     79,196     90,344
     Portion of rent under long-term
       operating leases representative of
       an interest factor.................       5,107       4,926      4,688      4,205      5,903
                                             ---------    --------   --------   --------   --------
  Total Earnings Available for Fixed
     Charges..............................    (462,775)   $185,486   $384,925   $301,440   $199,365
                                             =========    ========   ========   ========   ========
Fixed Charges
  Interest and fixed charges..............     108,865    $ 90,291   $ 72,799   $ 79,196   $ 90,344
  Portion of rent under long-term
     operating leases representative of an
     interest factor......................       5,107       4,926      4,688      4,205      5,903
  Capitalized interest....................       2,808       1,380      2,829      3,094      6,137
                                             ---------    --------   --------   --------   --------
  Total Fixed Charges.....................     116,780    $ 96,597   $ 80,316   $ 86,495   $102,384
                                             =========    ========   ========   ========   ========
Ratio of Earnings to Fixed Charges(1).....          --       1.92x      4.79x      3.49x      1.95x

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(1) Total Earnings Available for Fixed Charges in 1995 are inadequate to cover
    Total Fixed Charges in the amount of approximately $580 million.